Exhibit 10.1

FORM OF

TAX MATTERS AGREEMENT

DATED AS OF [●], 2022

BY AND BETWEEN

ZIMMER BIOMET HOLDINGS, INC.

AND

ZIMVIE INC.

(i)

(ii)

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [●], 2022, by and between Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”) and ZimVie Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“SpinCo”) (Parent and SpinCo sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as a “Company”).

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, to make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of at least eighty percent (80%) of the outstanding shares of stock in SpinCo (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, in connection with the Separation, certain members of the Parent Group and certain members of the SpinCo Group have engaged in the Internal Restructuring, including certain Internal Distributions that are intended to qualify as generally tax-free for U.S. federal income tax purposes under Section 355 of the Code and certain Internal Distributions and related transactions that, taken together, are intended to qualify as generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, in order to effectuate the Separation and the Distribution, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (together with the Schedules, Exhibits and Appendices thereto, the “Separation and Distribution Agreement”) and have also entered into, and have caused certain of their respective Affiliates to enter into, the Ancillary Agreements;

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group (as that term is defined in Section 1504 of the Code), including SpinCo, which affiliated group has elected to file consolidated U.S. federal income tax returns;

WHEREAS, pursuant to the Separation and Distribution Agreement and the Ancillary Agreements, Parent and SpinCo, and certain of their respective Affiliates, have agreed to separate the SpinCo Business from the Parent Business by means of, among other actions, (i) the Internal Restructuring, (ii) the Contribution and (iii) the Distribution;

WHEREAS, as a result of the Distribution, SpinCo and its Subsidiaries will cease to be members of the affiliated group (as that term is defined in Section 1504 of the Code) of which Parent is the common parent (the “Deconsolidation”);

WHEREAS, in connection with the Contribution and the Distribution, Parent has determined to undertake the Monetization Transactions to dispose of Section 361 Consideration received in the Contribution and not distributed in the Distribution;

WHEREAS, the Companies desire to provide for and agree upon the allocation between the Companies of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes; and

WHEREAS, the Companies acknowledge that this Agreement, the Separation and Distribution Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Section 1.    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” means, with respect to SpinCo and any other member of the SpinCo Group the Tax Items of which are included in the Parent Federal Consolidated Income Tax Return, any date as of the end of which there is a closing of the financial accounting records for each such entity.

“Accounting Firm” shall have the meaning set forth in Section 13.02.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Agreement” means this Tax Matters Agreement.

“Ancillary Agreements” shall have the meaning set forth for such term in the Separation and Distribution Agreement; provided that, such term shall include any other agreements pursuant to which the Internal Restructuring is undertaken but shall exclude this Agreement and the Separation and Distribution Agreement.

“Board Certificate” shall have the meaning set forth in Section 7.02(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or New York, New York.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (and with respect to each referenced Section of the Code, including any successor statute or provision).

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Contribution” means the transfer by Parent directly to SpinCo, pursuant to the Separation and Distribution Agreement, of equity interests in PW Holdings US 2 LLC, a Delaware limited liability company, in actual or constructive exchange for (i) the issuance by SpinCo to Parent of shares of stock in SpinCo, and (ii) the SpinCo Cash Distribution (the items described in clauses (i)-(ii), “Section 361 Consideration”).

“Controlling Party” means the Company entitled to control a given Tax Contest under Section 9.02.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” means the last date on which SpinCo qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent.

“DGCL” means the Delaware General Corporation Law.

“Distribution” shall have the meaning set forth in the Recitals.

“Due Date” means with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law.

“e-mail” shall have the meaning set forth in Section 16.01.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America (other than any Federal Income Taxes), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to the term “50-percent or greater interest” for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.05(d).

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a State, local, or foreign taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.

“Group” means the Parent Group or the SpinCo Group, or both, as the context requires.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 12.03.

“Indemnitor” shall have the meaning set forth in Section 12.03.

“Intended Tax Treatment” shall have the meaning set forth in Section 4.04(b).

“Internal Distribution” shall mean any distribution of stock undertaken as part of the Internal Restructuring and intended to qualify as generally tax-free for U.S. federal income tax purposes under Section 355 of the Code (including, for the avoidance of doubt, distributions of stock that, when taken together with certain related transactions, are intended to qualify as generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code).

“Internal Restructuring” shall mean the transactions described in the Step-Plan, other than the Contribution and the Distribution and the transactions undertaken (or to be undertaken) subsequent to the Distribution, including the Monetization Transactions.

“IRS” means the United States Internal Revenue Service.

“Joint Return” shall mean any Tax Return of a member of the Parent Group or the SpinCo Group that is not a Separate Return.

“Non-Controlling Party” means the Company not entitled to control a given Tax Contest under Section 9.02.

“Notified Action” shall have the meaning set forth in Section 7.04(a).

“Monetization Transactions” means the transactions, other than the Distribution, through which Section 361 Consideration received by Distributing pursuant to the Contribution are actually disposed in accordance with the Tax Opinions/Rulings.

“Other Restructuring Transaction” shall have the meaning provided in the definition of “Tax-Free Status.”

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Other Tax Joint Return” shall have the meaning set forth in Section 2.05(a)(iii).

“Parent” shall have the meaning provided in the first sentence of this Agreement, and references herein to Parent shall include any entity treated as a successor to Parent.

“Parent Affiliated Group” shall have the meaning provided in the definition of “Parent Federal Consolidated Income Tax Return.”

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Federal Consolidated Income Tax Return” means any United States federal income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Parent is the common parent (the “Parent Affiliated Group”).

“Parent Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar non-U.S. Tax Return in respect of Foreign Income Taxes or any non-U.S. Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

“Parent Group” means Parent and its Affiliates (including, for the avoidance of doubt, (a) any Affiliates acquired or created by Parent or any of its Affiliates after the Distribution, (b) any entity to which Parent or any of its Affiliates is a successor for U.S. federal income tax purposes (or other applicable Tax purposes) and (c) any entity that was an Affiliate of Parent immediately prior to the termination of such Affiliate’s legal existence or the disposition of such Affiliate), excluding any entity that is a member of the SpinCo Group, as determined immediately after the Distribution and from time-to-time thereafter.

“Parent Group Transaction Returns” shall have the meaning set forth in Section 4.04(b).

“Parent Separate Return” means any Separate Return of Parent or any other member of the Parent Group.

“Parent State Combined Income Tax Return” means a consolidated, combined or unitary or other similar Tax Return in respect of State Income Taxes that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

“Past Practices” shall have the meaning set forth in Section 4.04(a).

“Payment Date” means (i) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.03(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” means the rate provided in Section 5.2 of the Separation and Distribution Agreement, as interpreted by Parent in good faith.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any “agreement,” “understanding” or “arrangement,” within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders (or any Section 355 Affiliate management or shareholders), is a hostile acquisition, or otherwise, as a result of which SpinCo or any Section 355 Affiliate would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire, (I) from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series or (II) from any Section 355 Affiliate and/or one or more holders of outstanding shares of Section 355 Affiliate Capital Stock, a number of shares of Section 355 Affiliate Capital Stock that would, when combined with any other changes in ownership of Section 355 Affiliate Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding shares of stock of such Section 355 Affiliate as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of such Section 355 Affiliate as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other applicable Tax Authority) delivered or deliverable by, or on behalf of, Parent, SpinCo and others in connection with the rendering by Tax Advisors and/or the issuance by the IRS or other applicable Tax Authority of the Tax Opinions/Rulings.

“Required Party” shall have the meaning set forth in Section 5.03(a).

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” shall have the meaning set forth in Section 8.01(c).

“Ruling” means a private letter ruling (including a supplemental private letter ruling) issued by the IRS to Parent pertaining to or in connection with the Transactions; provided that, such term shall also include a ruling (including a supplemental ruling) issued by any other Tax Authority to any member of the Parent Group or to any member of the SpinCo Group pertaining to or in connection with the Internal Restructuring (including any Swiss federal or cantonal ruling).

“Ruling Request” means any letter filed by Parent with the IRS requesting a ruling regarding certain Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter; provided that, such term shall also include any letter filed by any member of the Parent Group or by any member of the SpinCo Group with any other Tax Authority requesting a ruling regarding certain Tax consequences of the Internal Restructuring (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter (including any letter requesting a Swiss federal or cantonal ruling).

“Section 2.03(c) Return” means any Separate Return of one Company (or its Affiliates) in respect of which the other Company could reasonably be expected to be responsible, pursuant to Section 2.03(c), for some or all of any State Other Taxes due with respect to or required to be reported on such Tax Return.

“Section 336(e) Election” has the meaning set forth in Section 7.06.

“Section 355 Affiliate” means any member of the SpinCo Group that was a “controlled corporation” (within the meaning of Section 355 of the Code) in an Internal Distribution.

“Section 355 Affiliate Capital Stock” means, with respect to any Section 355 Affiliate, all classes or series of capital stock of such Section 355 Affiliate, including (i) the shares of common stock of such Section 355 Affiliate, (ii) all options, warrants and other rights to acquire such stock and (iii) all instruments properly treated as stock in such Section 355 Affiliate for U.S. federal income tax purposes.

“Section 361 Consideration” shall have the meaning provided in the definition of “Contribution.”

“Section 7.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any member of the SpinCo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the SpinCo Group.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning provided in the first sentence of this Agreement, and references herein to SpinCo shall include any entity treated as a successor to SpinCo.

“SpinCo Affiliated Group” means any affiliated group (as that term is defined in Section 1504 of the Code) of which SpinCo is the common parent.

“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (i) the shares of common stock of SpinCo, (ii) all options, warrants and other rights to acquire such stock and (iii) all instruments properly treated as stock in SpinCo for U.S. federal income tax purposes.

“SpinCo Group” means (a) SpinCo and its Affiliates (including, for the avoidance of doubt, (a) any Affiliates acquired or created by SpinCo or any of its Affiliates after the Distribution, (b) any entity to which SpinCo or any of its Affiliates is a successor for U.S. federal income tax purposes (or other applicable

Tax purposes) and (c) any entity that was an Affiliate of SpinCo immediately prior to the termination of such Affiliate’s legal existence or the disposition of such Affiliate), as determined immediately after the Distribution and from time-to-time thereafter.

“SpinCo Group Internal Restructuring” means (i) any internal restructuring (including by making or revoking any election under Treasury Regulations Section 301.7701-3) involving any member of the SpinCo Group or (ii) any direct or indirect contribution, sale or other transfer by any member of the SpinCo Group to any other member of the SpinCo Group of any of the assets contributed or transferred, directly or indirectly, to SpinCo as part of the Contribution.

“SpinCo Separate Return” means any Separate Return of SpinCo or any other member of the SpinCo Group.

“State Income Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, in each case, which is imposed on or measured by net income, any state and local franchise or similar Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, in each case, other than any State Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Step-Plan” means the Zimmer Biomet Holdings – Project Pinwheel Tax and Legal Step Plan, attached as Schedule 2.1(a) to the Separation and Distribution Agreement.

“Straddle Period” means any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” means any income, gross income, capital gains, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, escheat, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means (i) with respect to the Contribution and Distribution, the qualification of the Contribution and Distribution, taken together, (a) as a reorganization described in Sections 355(a) and

368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which the holders of Parent Shares recognize no income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code and in which Distributing recognizes no income or gain for U.S. federal income tax purposes pursuant to Section 361 of the Code, (ii) with respect to the Monetization Transactions, (a) the qualification of any stock transferred thereby as being transferred to creditors of Distributing “in connection with the reorganization” described in clause (i) for purposes of Section 361(c) of the Code, (b) the qualification of any stock transferred thereby as “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) the qualification of any cash transferred thereby as being transferred to creditors of Distributing “in connection with the reorganization” described in clause (i) for purposes of Section 361(b)(3) of the Code, (iii) with respect to any transaction constituting part of the Internal Restructuring that is intended to qualify under Sections 355(a) and 368(a)(1)(D) of the Code, the qualification of such transaction (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (c) as a transaction in which the holder of shares in the “distributing corporation” (as such term is defined in Section 355(a) of the Code) recognizes no income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code and in which such “distributing corporation” recognizes no income or gain for U.S. federal income tax purposes pursuant to Section 361 of the Code, (iv) with respect to any other transaction constituting part of the Internal Restructuring that is intended to qualify under Section 355 of the Code, the qualification of such transaction (a) as a transaction described in Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c), 355(d), and 355(e) of the Code and (c) as a transaction in which the holder of shares in the “distributing corporation” (as such term is defined in Section 355(a) of the Code) recognizes no income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code and in which such “distributing corporation” recognizes no income or gain for U.S. federal income tax purposes pursuant to Section 355 of the Code, and (v) with respect to any transaction constituting part of the Internal Restructuring that is not described in the foregoing clauses (iii) and (iv) but that is intended to qualify as generally Tax-free or generally Tax-deferred or otherwise as Tax advantaged (an “Other Restructuring Transaction”), the qualification of such Other Restructuring Transaction for applicable Tax purposes in accordance with the Intended Tax Treatment and/or the Parent Group Transaction Returns.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means (i) the opinions of White & Case LLP and of Deloitte Tax LLP deliverable to Parent pertaining to or in connection with, and regarding, the U.S. federal income tax treatment of, the Internal Restructuring, the Monetization Transactions, the Contribution and/or the Distribution and (ii) any Rulings.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax-Related Losses” means (i) all federal, state, local and foreign Taxes (including interest and penalties thereon) imposed (or that would be imposed) pursuant to any settlement, Final Determination, judgment or otherwise, (ii) all accounting, legal and other professional fees, and court costs incurred in connection therewith, and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Affiliate of Parent) or SpinCo (or any Affiliate of SpinCo) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in the case of each of clauses (i) through (iii), resulting from the failure of the Contribution or the Distribution, any Monetization Transaction, any Internal Distribution, or any Other Restructuring Transaction to have Tax-Free Status.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, questionnaire, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Internal Restructuring, the Monetization Transactions, the Contribution and the Distribution.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Parent, on which Parent may rely, to the effect that a transaction will not affect the Tax-Free Status of the Contribution and the Distribution and the Monetization Transactions (taken together), any Internal Distribution, or any Other Restructuring Transaction; provided that, without prejudice to the generality of the foregoing, (i) any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into on or before the two-year anniversary of the Distribution Date shall not qualify as an Unqualified Tax Opinion unless such tax opinion also concludes that such proposed acquisition (a) will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution and (b) will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes any Internal Distribution and (ii) any tax opinion obtained in connection with a proposed acquisition of Section 355 Affiliate Capital Stock entered into on or before the two-year anniversary of the Distribution Date shall not qualify as an Unqualified Tax Opinion unless such tax opinion also concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the applicable Internal Distribution. Any such opinion must assume that the Contribution and Distribution and the Monetization Transactions (taken together), any Internal Distribution, and any Other Restructuring Transaction would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2.    Allocation of Tax Liabilities.

Section 2.01    General Rule.

(a)    Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes which are allocated to Parent under this Section 2.

(b)    SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes which are allocated to SpinCo under this Section 2.

Section 2.02    Allocation of United States Federal Income Taxes and Federal Other Taxes. Except as otherwise provided in Section 2.05, Federal Income Taxes and Federal Other Taxes shall be allocated as follows:

(a)    Allocation of Taxes Relating to Parent Federal Consolidated Income Tax Returns. With respect to any Parent Federal Consolidated Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Taxes as a result of a Final Determination).

(b)    Allocation of Taxes Relating to Federal Separate Income Tax Returns. (i) Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Taxes as a result of a Final Determination); and (ii) SpinCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Taxes as a result of a Final Determination).

(c)    Allocation of Federal Other Taxes. (i) Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Taxes as a result of a Final Determination) or otherwise imposed on any member of the Parent Group; and (ii) SpinCo shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Taxes as a result of a Final Determination) or otherwise imposed on any member of the SpinCo Group.

Section 2.03    Allocation of State Income and State Other Taxes. Except as otherwise provided in Section 2.05, State Income Taxes and State Other Taxes shall be allocated as follows:

(a)    Allocation of Taxes Relating to Parent State Combined Income Tax Returns. Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return (including any increase in such Taxes as a result of a Final Determination).

(b)    Allocation of State Income Taxes Relating to Separate Returns. (i) Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Taxes as a result of a Final Determination); and (ii) SpinCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Taxes as a result of a Final Determination).

(c)    Allocation of State Other Taxes. (i) Parent shall be responsible for any and all State Other Taxes attributable to, or arising with respect to, assets or activities of the Parent Business (as reasonably determined by Parent) due with respect to or required to be reported on any SpinCo Separate Return, including any increase in such Taxes (as reasonably determined by Parent) as a result of a Final Determination; (ii) other than State Other Taxes for which Parent is responsible in accordance with clause (i) above, SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any SpinCo Separate Return; (iii) SpinCo shall be responsible for any and all State Other Taxes attributable to, or arising with respect to, assets or activities of the SpinCo Business (as reasonably determined by Parent) due with respect to or required to be reported on any Parent Separate Return, including any increase in such Taxes (as reasonably determined by Parent) as a result of a Final Determination; and (iv) other than State Other Taxes for which SpinCo is responsible in accordance with clause (iii) above, Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any Parent Separate Return.

Section 2.04    Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Income Taxes and Foreign Other Taxes shall be allocated as follows:

(a)    Allocation of Taxes Relating to Parent Foreign Combined Income Tax Returns. Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Foreign Combined Income Tax Return (including any increase in such Taxes as a result of a Final Determination).

(b)    Allocation of Foreign Income Taxes Relating to Separate Returns. (i) Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Foreign Income Taxes as a result of a Final

Determination); and (ii) SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Foreign Income Taxes as a result of a Final Determination).

(c)    Allocation of Foreign Other Taxes. (i) Parent shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Taxes as a result of a Final Determination) or otherwise imposed on any member of the Parent Group; and (ii) SpinCo shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Taxes as a result of a Final Determination) or otherwise imposed on any member of the SpinCo Group.

Section 2.05    Certain Transaction and Other Taxes.

(a)    SpinCo Liability. Notwithstanding Sections 2.02, 2.03, and 2.04, SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i)    Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group (if such member is primarily liable for such Tax under applicable Tax Law) on the transfers occurring pursuant to the Transactions;

(ii)    Any Taxes resulting from a breach by SpinCo of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling, but only to the extent not indemnifiable under Section 7.05;

(iii)    Any Taxes due with respect to or required to be reported on any Joint Return not described in Section 2.02, 2.03, or 2.04 (an “Other Tax Joint Return”) to the extent attributable to, or arising with respect to, assets or activities of the SpinCo Business (as reasonably determined by Parent), including any increase in such Taxes (as reasonably determined by Parent) as a result of a Final Determination; and

(iv)    Any action taken outside the ordinary course of business after the Distribution, except to the extent such action was directed by the Parent Group or required by this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement.

(b)    Parent Liability. Notwithstanding Sections 2.02, 2.03, and 2.04, Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:

(i)    Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax under applicable Tax Law) on the transfers occurring pursuant to the Transactions;

(ii)    Any Tax resulting from a breach by Parent of any representation or covenant in this Agreement, the Separation and Distribution Agreement, any Ancillary Agreement, any Representation Letter or any Tax Opinion/Ruling, but only to the extent not indemnifiable under Section 7.05; and

(iii)    Any Taxes due with respect to or required to be reported on any Other Tax Joint Return to the extent not allocated to SpinCo under Section 2.05(a)(iii).

Section 3.    Proration of Taxes for Straddle Periods.

(a)    General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent. With respect to the Parent Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) (relating to ratable allocation of a year’s items). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulations Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date, unless otherwise determined by Parent.

(b)    Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

(c)    Parent State Combined Income Tax Returns and Parent Foreign Combined Income Tax Returns. Principles similar to those described in Sections 3(a) and 3(b) shall be applied to Taxes reportable on any Parent State Combined Income Tax Returns or Parent Foreign Combined Income Tax Returns so that, to the maximum extent permitted by applicable Tax Law, such Tax Returns do not include Tax Items of any member of the SpinCo Group for any Post-Deconsolidation Period (or portion thereof) other than Tax Items that would be so included under the principles of Sections 3(a) and 3(b).

Section 4.    Preparation and Filing of Tax Returns.

Section 4.01    General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed on or before their Due Date by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Section 8.

Section 4.02    Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)    Parent Federal Consolidated Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(b)    Parent State Combined Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(c)    Parent Foreign Combined Income Tax Returns for any Tax Periods ending on, before or after the Deconsolidation Date;

(d)    Other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for any Tax Periods ending on, before or after the Deconsolidation Date, including Other Tax Joint Returns and Joint Returns in respect of any transfer Taxes; and

(e)    Parent Separate Returns and SpinCo Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Deconsolidation Date (limited, in the case of SpinCo Separate Returns, to such Tax Returns for which the Due Date is on or before the Deconsolidation Date).

Section 4.03    SpinCo’s Responsibility. SpinCo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required by the Code or other applicable Tax Law to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required or entitled to prepare and file under Section 4.02.

Section 4.04    Tax Accounting Practices.

(a)    General Rule. Except as otherwise provided in Section 4.04(b), with respect to any Tax Return that SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, (i) for any Pre-Deconsolidation Period or any Straddle Period (or any taxable period beginning after the Deconsolidation Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period) or (ii) that is Section 2.03(c) Return, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Parent), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to Parent), in accordance with reasonable Tax accounting practices selected by SpinCo and reasonably acceptable to Parent. Except as otherwise provided in Section 4.04(b), Parent shall prepare any Section 2.03(c) Return and any Other Tax Joint Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Parent.

(b)    Reporting of Transactions. The Tax treatment of the Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Requests, the Tax Opinions/Rulings, and the Step-Plan (such treatment, the “Intended Tax Treatment”), unless there is no reasonable basis for such Tax treatment. The Tax treatment of the Transactions reported on any Tax Return for which SpinCo is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Parent or any member of the Parent Group or caused or to be caused to be filed by Parent, in each case with respect to periods prior to the Distribution Date or with respect to Straddle Periods (“Parent Group Transaction Returns”), unless there is no reasonable basis for such Tax treatment. To the extent the Tax treatment relating to any aspect of the Transactions is not covered by the Intended Tax Treatment or the Parent Group Transaction Returns, the Companies shall report such Tax treatment on any and all Tax Returns in a manner that is consistent with Parent’s intention or determination with respect thereto.

Section 4.05    Consolidated or Combined Tax Returns. SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Parent Federal Consolidated Income Tax Returns, Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns and any other Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Section 4.02 for any Pre-Deconsolidated Period or Straddle Period. With respect to any SpinCo Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if Parent reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

Section 4.06    Right to Review Tax Returns.

(a)    General. The Responsible Company with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Company is or could reasonably be expected to be liable, (ii) the requesting Company would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of material adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting Company would reasonably be expected to have a claim for material Tax Benefits under this Agreement, (iv) reasonably necessary for the requesting Company to confirm compliance with the terms of this Agreement or (v) such Tax Return is required by the requesting Company to comply with its reporting obligations to the Securities and Exchange Commission. The Responsible Company shall use reasonable efforts to make such Tax Return available for review as required under this Section 4.06(a) at least 30 days in advance of the relevant Due Date and, failing that, sufficiently in advance of the Due Date of such Tax Return to provide the requesting Company with a meaningful opportunity to analyze and comment on such Tax Return and shall use reasonable efforts to have such Tax Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return and, failing that, such disagreement shall be resolved in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

(b)    Execution of Tax Returns Prepared by Other Company. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by Law to be signed by the other Company or its Affiliates (or by an authorized representative thereof), the Company or the Company having an Affiliate which is legally required to sign such Tax Return shall not be required to sign or caused to be signed such Tax Return under this Agreement if there is no reasonable basis for the Tax treatment of any item reported on the Tax Return.

(c)    Section 2.03(c) Returns and Other Tax Joint Returns. No Company shall amend, or cause to be amended, any Section 2.03(c) Return or Other Tax Joint Return or file, or cause to be filed, any Adjustment Request with respect to any such Tax Return, in each case, unless the other Company shall have first consented in writing to such amendment or Adjustment Request, such content not to be unreasonably withheld, conditioned, or delayed.

Section 4.07    Apportionment of Earnings and Profits and Tax Attributes. Parent shall be entitled in good faith to instruct SpinCo in writing of the portion, if any, of any earnings and profits, previously taxed earnings and profits, Tax Attribute, basis, overall foreign loss or any consolidated, combined, unitary or comingled attribute which Parent determines shall be allocated to, apportioned to or adjusted by the SpinCo Group under applicable Law in connection with the Transactions. SpinCo and all other members of the SpinCo Group shall prepare all Tax Returns in accordance with (and shall not take any Tax position that is inconsistent with) such written instructions. As soon as practicable after receipt of a written request from SpinCo, Parent shall provide copies of any studies, reports, and workpapers supporting the earnings and profits, previously taxed earnings and profits, Tax Attribute, basis, overall foreign loss and any consolidated, combined, unitary or comingled attribute allocable to SpinCo or any other members of the SpinCo Group. In the event of a subsequent adjustment to the earnings and profits, previously taxed earnings and profits, Tax Attribute, basis, overall foreign loss or any consolidated, combined, unitary or comingled attribute determined by Parent pursuant to this Section 4.07, Parent or SpinCo, as the case may be, shall promptly notify the other Company in writing of such adjustment. For the avoidance of doubt, Parent shall not be liable to SpinCo or any other member of the SpinCo Group for any failure of any determination under this Section 4.07 to be accurate under applicable Law.

Section 5.    Tax Payments.

Section 5.01    Payment of Taxes With Respect to Joint Returns. In the case of any Joint Return reflecting Taxes for which both Parent and SpinCo are responsible under Section 2.05:

(a)    Computation and Payment of Tax Due. At least three Business Days prior to any Payment Date for any such Tax Return, Parent shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. Parent shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to SpinCo).

(b)    Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the Due Date for filing any such Tax Return or (ii) the date on which such Tax Return is filed, SpinCo shall pay to Parent the amount allocable to the SpinCo Group under the provisions of Section 2.05 with respect to such Tax Return, plus interest computed at the Prime Rate on the amount so allocable to the SpinCo Group based on the number of days from the date such Tax was paid by Parent to the date of the payment under this Section 5.01(b).

(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, Parent shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination. Parent shall compute the amount attributable to the SpinCo Group in accordance with Section 2.05 and SpinCo shall pay to Parent any amount due to Parent under Section 2.05 within 30 days following the date of receipt of a written notice and demand from Parent for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.01(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Parent to the date of the payment under this Section 5.01(c).

Section 5.02    Payment of Taxes With Respect to Section 2.03(c) Returns. In the case of any Section 2.03(c) Return:

(a)    Computation and Payment of Tax Due. At least three Business Days prior to any Payment Date for any Section 2.03(c) Return, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b)    Computation and Payment of Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the Due Date for filing any such Section 2.03(c) Return or (ii) the date on which such Section 2.03(c) Return is filed, if Parent is the Responsible Company, then SpinCo shall pay to Parent the amount for which SpinCo is responsible under the provisions of Section 2.03(c) with respect to such Tax Return, and if SpinCo is the Responsible Company, then Parent shall pay to SpinCo the amount for which Parent is responsible under the provisions of Section 2.03(c) with respect to such Tax Return, in each case, plus interest computed at the Prime Rate on the amount so allocable to SpinCo or Parent, as applicable, based on the number of days from the date such Tax was paid by Parent or SpinCo, as applicable, to the date of the payment under this Section 5.02(b).

(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Section 2.03(c) Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination. If the Responsible Company is Parent, Parent shall compute the amount attributable to the assets or activities of the SpinCo Business in accordance with Section 2.03(c) and SpinCo shall pay to Parent such amount within 30 days of the date of receipt of a written notice and demand from Parent for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. If the Responsible Company is SpinCo, (x) SpinCo shall, within 15 days of payment of such additional Tax to the applicable Tax Authority, provide Parent with written notice thereof, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto and (y) Parent shall, within 45 days of receipt of such statement, compute the amount attributable to the assets or activities of the Parent Business in accordance with Section 2.03(c) and pay to SpinCo such amount. Any payments required under this Section 5.02(c) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by the Responsible Company to the date of the payment under this Section 5.02(c).

Section 5.03    Indemnification Payments.

(a)    Subject to Sections 5.01, 5.02, 7.05(d) and 7.05(e), if any Company or any of its Affiliates (such Company, the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 30 days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.03.

(b)    All indemnification payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent, as applicable; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

Section 6.    Tax Benefits.

Section 6.01    Tax Benefits.

(a)    Except as set forth below, Parent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Parent is liable hereunder, SpinCo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which SpinCo is liable hereunder and a Company (the first Company) receiving or having Affiliates receiving a refund to which another Company (the second Company) is entitled hereunder shall pay over such refund to the second Company within 30 days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over). The second Company, upon the written request of the first Company, shall promptly repay the first Company the amount paid over pursuant to the preceding sentence (together with any penalties, interest or other charges imposed by the relevant Tax Authority) in the event that the first Company or any Affiliate is required to repay such refund to such Tax Authority.

(b)    If a member of the SpinCo Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Parent Group is liable hereunder (or to the tax basis or any Tax Attribute of a member of the Parent Group) (a “Parent Final Determination Adjustment”) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Parent Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the SpinCo Group is liable hereunder (or to the tax basis or any Tax Attribute of a member of the SpinCo Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), SpinCo or Parent, as the case may be, shall make a payment to either Parent or SpinCo, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized in cash as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(b). In the case of a Parent Final Determination Adjustment, then, upon the written request of and at the expense of Parent, SpinCo shall (and, if applicable, shall cause the relevant member of the SpinCo Group to) amend any Tax Return thereof to the extent such amendment would result in a corresponding or correlative Tax Benefit (which shall include, without limitation, any step-up in tax basis).

(c)    No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the Parent Group or a member of the SpinCo Group, Parent (if a member of the Parent Group actually realizes such Tax Benefit) or SpinCo (if a member of the SpinCo Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by Parent or SpinCo, as the case may be, pursuant to this Section 6. In the event that Parent or SpinCo, as the case may be, disagrees with any such calculation described in this Section 6.01(c), Parent or SpinCo, as the case may be, shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). Parent and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

Section 6.02    Parent and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. To the extent permitted by applicable Law, solely the member of the Group for which the relevant individual is employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in the Employee Matters Agreement (or, if such individual is not then employed by a member of any Group, the Group member at which such individual was most recently employed) shall be entitled to claim any Income Tax deduction in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

Section 7.    Tax-Free Status.

Section 7.01    Tax Opinions/Rulings and Representation Letters.

(a)    Each of SpinCo and Parent hereby represents and agrees that (A) it has carefully reviewed or will carefully review the Representation Letters prior to the date submitted and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that concern or relate to such Company or any member of its Group are and will be true, correct and complete.

(b)    If any Representation Letters have not yet been submitted, SpinCo and Parent shall use their commercially reasonable efforts and shall cooperate in good faith to finalize (or cause to be finalized) the same as soon as possible and to cause the same to be submitted to the Tax Advisors, the IRS or such other governmental authorities as Parent shall deem necessary or desirable. SpinCo and Parent shall take such other commercially reasonable actions as may be necessary or desirable to obtain any Tax Opinions/Rulings that have not yet been obtained.

(c)    SpinCo hereby represents and warrants that it has no plan or intention to take any action or to fail to take any action (or to cause or permit any member of its Group to take or fail to take any action), in each case, from and after the date hereof, that could reasonably be expected to cause any representation or statement made in this Agreement, the Separation and Distribution Agreement, the Representation Letters, or any of the Ancillary Agreements to be untrue.

(d)    SpinCo hereby represents and warrants that, during each two-year period ending on the date of any Internal Distribution or the Distribution Date, there was no “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition, directly or indirectly, of all or a significant portion of the SpinCo Capital Stock (or any predecessor) or any Section 355 Affiliate Capital Stock; provided, however, that no representation is made regarding any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Parent.

Section 7.02    Restrictions on SpinCo.

(a)    SpinCo agrees that it will not take or fail to take, or cause or permit any Affiliate of SpinCo to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, statement, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. SpinCo agrees that it will not take or fail to take, or permit any Affiliate of SpinCo to take or fail to take, any action which prevents or could reasonably be expected to prevent the Tax-Free Status (including the issuance of any SpinCo Capital Stock or Section 355 Affiliate Capital Stock that would prevent the Distribution or any Internal Distribution from qualifying as a tax-free distribution under Section 355 of the Code), it being agreed and understood that SpinCo shall not agree, and shall prevent any Affiliate of SpinCo from agreeing, in any Tax Contest to any position that is inconsistent with the Tax treatment of the Transactions as provided in the Intended Tax Treatment or the Parent Group Transaction Returns, unless there is no reasonable basis for such Tax treatment.

(b)    SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the active conduct of the SpinCo Business for purposes of Section 355(b)(2) of the Code, (ii) cause each Section 355 Affiliate to maintain such Section 355 Affiliate’s status as a company engaged in the active conduct of the trade or businesses designated as the trade or business for such Section 355 Affiliate in the relevant Tax Opinion for purposes of Section 355(b)(2) of the Code, (iii) not engage in any transaction that would result in SpinCo or any Section 355 Affiliate ceasing to be a company so engaged for purposes of Section 355(b)(2) of the Code and (iv) cause each Section 355 Affiliate not to engage in any transaction that would result in such Section 355 Affiliate ceasing to be a company so engaged for purposes of Section 355(b)(2) of the Code, in the case of each of clauses (i) through (iv), taking into account Section 355(b)(3) of the Code.

(c)    SpinCo agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not (and it will cause each Section 355 Affiliate not to, where applicable) (i) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit (or cause to be prohibited) any Proposed Acquisition Transaction, permit (or cause to be permitted) any Proposed Acquisition Transaction to occur (whether by (I) redeeming rights under a shareholder rights plan, (II) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (III) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of SpinCo or any Section 355 Affiliate’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions, sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred, directly or indirectly, to SpinCo pursuant to the Contribution (or, with respect to any such Section 355 Affiliate, to such Section 355 Affiliate pursuant to any Ancillary Agreements), or sell or transfer 30% or more of the gross assets of the SpinCo Business (or, with respect to any such Section 355 Affiliate, the gross assets of any trade or business designated as the trade or business for such Section 355 Affiliate in the relevant Tax Opinion) or 30% or more of the consolidated gross assets of SpinCo and its Affiliates or of any Section 355 Affiliate and its Subsidiaries (such percentages to be measured based on fair market value as of the date of the Distribution or the relevant Internal Distribution, as applicable), (iv) redeem or otherwise repurchase (directly or through an Affiliate) any SpinCo Capital Stock or any Section 355 Affiliate Capital Stock, or rights to acquire stock, (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock or Section 355 Affiliate Capital Stock (including, without limitation, through the conversion of one class of stock into another class of stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo or any Section 355 Affiliate or otherwise jeopardize the Tax-Free Status, unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SpinCo shall have requested that Parent obtain a Ruling in accordance with Section 7.04 to the effect that such transaction will not affect the Tax-Free Status and Parent shall have received such a Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), or (B) SpinCo shall provide Parent with, or assist Parent in obtaining, an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion, and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(d)    Certain Issuances of SpinCo Capital Stock or Section 355 Affiliate Capital Stock. If SpinCo or any Section 355 Affiliate proposes to enter into any Section 7.02(d) Acquisition Transaction or if SpinCo, to the extent SpinCo has the right to prohibit (or cause to be prohibited) any Section 7.02(d) Acquisition Transaction, proposes to permit (or to cause to be permitted) any Section 7.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the two-year anniversary of the Distribution Date, SpinCo shall provide Parent, no later than ten days following the signing of any written agreement with respect to the Section 7.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of any SpinCo Capital Stock or Section 355 Affiliate Capital Stock, as the case may be, to be issued in such transaction) and a certificate of the board of directors of SpinCo to the effect that the Section 7.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 7.02(c) apply (a “Board Certificate”).

(e)    SpinCo Group Internal Restructuring. SpinCo shall provide written notice to Parent describing any SpinCo Group Internal Restructuring proposed to be undertaken during any Tax Period ending on or prior to the two-year anniversary of the Distribution Date and shall consult with Parent regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Parent relating thereto.

Section 7.03    Restrictions on Parent. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, statement, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements, any Representation Letters or any Tax Opinions/Rulings. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action which prevents or could reasonably be expected to prevent the Tax-Free Status; provided, however, that this Section 7.03 shall not be construed as obligating Parent to consummate the Distribution without the satisfaction or waiver of all conditions set forth in Section 3.3 of the Separation and Distribution Agreement nor shall it be construed as preventing Parent from terminating the Separation and Distribution Agreement pursuant to Section 9.1 thereof.

Section 7.04    Procedures Regarding Opinions and Rulings.

(a)    If SpinCo notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c) (a “Notified Action”), Parent and SpinCo shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 7.02(c), unless Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b)    Rulings or Unqualified Tax Opinions at SpinCo’s Request. Parent agrees that at the reasonable request of SpinCo pursuant to Section 7.02(c), Parent shall cooperate with SpinCo and use its reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action. Further, in no event shall Parent be required to file a request for any such Ruling under this Section 7.04(b) unless SpinCo represents that (A) it has read such request, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in such request (or in any documents relating thereto) are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in preparing and filing any such request and in obtaining a Ruling or in obtaining or in assisting in obtaining an Unqualified Tax Opinion requested by SpinCo within ten Business Days after receiving an invoice from Parent therefor.

(c)    Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent and SpinCo shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by Parent.

(d)    SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Ruling, and that only Parent shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 7.04(b), (A) Parent shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any documents relating to the request for such Ruling, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or other applicable Tax Authority) that relate to such Ruling. Neither SpinCo nor any Affiliate of SpinCo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (or the effect of any other transaction thereon).

Section 7.05    Liability for Tax-Related Losses.

(a)    Notwithstanding anything in this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement to the contrary, subject to Section 7.05(c), SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Transactions), by any means whatsoever or by any Person, of all or a portion of (i) SpinCo Capital Stock, (ii) any Section 355 Affiliate Capital Stock, and/or (iii) Spinco’s assets, any Section 355 Affiliate’s assets, or any of their Subsidiaries’ assets, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by (i) any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause any Internal Distribution, the Distribution, or any Monetization Transaction to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of SpinCo, stock of any Section 355 Affiliate, or stock of any Affiliate of SpinCo or any Section 355 Affiliate, in each case, representing a Fifty-Percent or Greater Interest therein or (ii) any one or more officers or directors of any Section 355 Affiliate or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of such Section 355 Affiliate or stock of any Affiliate of such Section 355 Affiliate, in each case, representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by SpinCo after the Distribution (including, without limitation, any amendment to SpinCo’s or any Section 355 Affiliate’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock) or Section 355 Affiliate stock (including, without limitation, through the conversion of one class of Section 355 Affiliate Capital Stock into another class of Section 355 Affiliate Capital Stock), (D) any act or failure to act by SpinCo, any Section 355 Affiliate or any other member of the SpinCo Group described in Section 7.02 (regardless of whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or waiver, as applicable, described in Section 7.02(c) or by a Board Certificate described in Section 7.02(d) or any consultations with or comments from Parent in accordance with Section 7.02(e)), including, for the avoidance of doubt, any act or failure to act by SpinCo or any other member of the SpinCo Group that results in any Other Restructuring Transaction or any Monetization Transaction failing to qualify, in whole or in part, for Tax-Free Status, or (E) any breach by SpinCo of its agreement and representations set forth in Section 7.01.

(b)    Notwithstanding anything in this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement to the contrary, subject to Section 7.05(c), Parent shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Transactions) of all or a portion of Parent’s stock and/or its or its Subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution, any Internal Distribution, or any Monetization Transaction to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of

Parent or the stock of any Affiliate of Parent (including any such Affiliate that is a “distributing corporation” (as defined in Section 355(a) of the Code) in any Internal Distribution) representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by Parent or any other member of the Parent Group described in Section 7.03 or (D) any breach by Parent of its agreement and representations set forth in Section 7.01.

(c)    Notwithstanding anything in Section 7.05(a) or (b) or any other provision of this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement to the contrary:

(i)    SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of (I) any Tax-Related Losses resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent or any member of the Parent Group) and (II) any other Tax-Related Losses resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of SpinCo, any Section 355 Affiliate, or any other Affiliate of SpinCo by any means whatsoever by any Person or any action or failure to act by SpinCo affecting the voting rights of SpinCo stock, the stock of any Section 355 Affiliate or the stock of any other Affiliate of SpinCo; and

(ii)    For purposes of calculating the amount and timing of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each other member of the Parent Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year. For purposes of calculating the amount and timing of any Tax-Related Losses for which Parent is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that SpinCo, the SpinCo Affiliated Group and each other member of the Spinco Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(d)    The indemnifying Company shall pay the other Company the amount of any Tax-Related Losses for which the indemnifying Company is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses, no later than ten Business Days prior to the Due Date of the Tax Return that other Company files, or causes to be filed, for the year of any relevant Internal Distribution, relevant Monetization Transaction, or the Contribution or the Distribution, as applicable (the “Filing Date”) (provided that, if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then the indemnifying Company shall pay the other Company no later than two Business Days after the date of such Final Determination, with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is ten Business Days prior to the Filing Date through the date of such Final Determination (but not in duplication of interest charged by the applicable Tax Authority)) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than the later of (x) the date that is two Business Days after the date the other Company pays such Tax-Related Losses and (y) the date that is five Business Days after the indemnifying Company receives notification from the other Company of the amount of such Tax-Related Losses due.

(e)    Parent shall calculate in good faith and notify SpinCo of the amount of any Tax-Related Losses for which SpinCo is responsible under this Section 7.05. Such calculation shall be binding on SpinCo absent manifest error. At SpinCo’s reasonable request, Parent shall make available to SpinCo the portion of any Tax Return or other documentation and related workpapers that are relevant to the determination of the Tax-Related Losses attributable to SpinCo pursuant to this Section 7.05. Parent and

SpinCo shall cooperate in good faith to determine the Tax-Related Losses for which Parent is responsible under this Section 7.05; provided that, at the request of either Company, such determination shall be subject to the provisions of Section 13.

Section 7.06    Section 336(e) Election. If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution (or any Internal Distribution), SpinCo shall (and shall cause any Section 355 Affiliate or any other relevant member of the SpinCo Group to) join with Parent (or any other relevant member of the Parent Group) in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution (or any Internal Distribution or any Other Restructuring Transaction), then (a) in the event the Contribution or the Distribution (or any such Internal Distribution or any such Other Restructuring Transaction) fails to have Tax-Free Status and Parent is not entitled to indemnification for the Tax-Related Losses arising from such failure, SpinCo shall pay over to Parent any Tax Benefit arising from the step-up in Tax basis resulting from the Section 336(e) Election within 30 days of SpinCo (or any such Section 355 Affiliate or any other member of the SpinCo Group) actually realizing such Tax Benefit in cash and (b) this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election.

Section 8.    Assistance and Cooperation.

Section 8.01    Assistance and Cooperation.

(a)    The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b)    Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding Section 8.01(c) or any other provision of this Agreement or any other agreement, (i) neither Parent nor any Affiliate of Parent shall be required to provide SpinCo or any Affiliate of SpinCo or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than, subject to clause (ii), information or procedures that relate solely to the Transactions, SpinCo, the business or assets of SpinCo or any Affiliate of SpinCo and (ii) in no event shall Parent or any Affiliate of Parent be required to provide SpinCo, any Affiliate of SpinCo or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Parent determines that the provision of any information to SpinCo or any Affiliate of SpinCo could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Companies shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

(c)    Each Company shall preserve and keep all Tax records (including e-mails and other digitally stored materials and related workpapers and other documentation) in its possession as of the date hereof or relating to Taxes of the Groups for Pre-Consolidation Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) ninety days after the expiration of any applicable statutes of limitations (taking into account any extensions), or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax records upon ninety days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax records which it would otherwise be required to preserve and keep under this Section 8.01(c) are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees in writing, then such first Company may dispose of such Tax records upon ninety days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01(c) shall include a list of the Tax records to be disposed of, describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost, to copy or remove, within such ninety day period, all or any part of such Tax records, and the other Company shall then dispose of such remaining Tax records.

Section 8.02    Income Tax Return Information. SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 8.01 or this Section 8.02. SpinCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or SpinCo could cause irreparable harm.

(a)    At SpinCo’s sole expense, SpinCo shall provide such information as is reasonably requested in writing by Parent in connection with the preparation of Tax Returns in accordance with the reasonable deadlines, and in such reasonable form, set forth in such written request.

(b)    At Parent’s sole expense, Parent shall provide such information as is reasonably requested in writing by SpinCo in connection with the preparation of Tax Returns in accordance with the reasonable deadlines, and in such reasonable form, set forth in such written request.

Section 8.03    Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with Taxes.

Section 8.04    Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with Taxes and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with Taxes.

Section 9.    Tax Contests.

Section 9.01    Notice.

(a)    Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax Contest or assessment related to Taxes of which it becomes aware that is related to Taxes for which it could reasonably expect to be indemnified by the other Company hereunder. Such notice shall contain attached copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. If an indemnified Company has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Company fails to give the indemnifying Company prompt notice of such asserted Tax liability, then such failure shall not relieve the indemnifying Company of any obligation which it may have to the indemnified Company under this Agreement except to the extent that the indemnifying Company is actually prejudiced by such failure.

(b)    With respect to any written communication from a Tax Authority regarding any pending or threatened Tax Contest, the Controlling Party with respect to such Tax Contest shall have exclusive authority for responding (or causing its relevant Subsidiaries to respond) to any such written communication, subject to Section 9.02(f).

(c)    With respect to any written communication from a Tax Authority regarding any assessment related to Taxes other than any pending or threatened Tax Contest, the Company which would be the Controlling Party if such assessment became a Tax Contest shall have exclusive authority for responding (or causing its relevant Subsidiaries to respond) to any such written communication; provided that, in determining whether Parent or SpinCo would be the Controlling Party, Parent shall be permitted to exercise on a mutatis mutandis basis the options in Section 9.02; provided further that, any such options shall not be binding under Section 9.02 if and when, in the good faith determination of Parent, such assessment becomes a Tax Contest. The Company having authority for responding to any written communication under this Section 9.01(c) shall timely provide the other Company with copies of any written correspondence or filings submitted to any Tax Authority if such correspondence or filings are relevant to any Tax Return required to be filed by such other Company or any Tax liability that such other Company could be required to bear under this Agreement; provided that, any failure to comply with this sentence, shall not relieve such other Company of any liability or obligation which it may have to the responding Company under this Agreement, except to the extent that such other Company was actually harmed by such failure, and in no event shall such failure relieve such other Company from any other liability or obligation which it may have to the responding Company under this Agreement.

Section 9.02    Control of Tax Contests.

(a)    Separate Company Taxes; Section 2.03(c) Returns. In the case of any Tax Contest with respect to any Separate Return (other than a Section 2.03(c) Return), the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(f). In the case of any Tax Contest with respect to any SpinCo Separate Return that is a Section 2.03(c) Return, (i) if Parent so notifies SpinCo in writing within 30 days after receiving notice from SpinCo about such Tax Contest, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f), and (ii) if Parent does not so notify SpinCo, SpinCo shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f). In the case of any Tax Contest with respect to any Parent

Separate Return that is a Section 2.03(c) Return, Parent shall have exclusive control over the Tax Contest (including exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f)), unless Parent provides SpinCo with written notice that SpinCo shall be the Controlling Party with respect to such Tax Contest (in which case, SpinCo shall also have exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f)). Any reasonable costs and expenses incurred by Parent or SpinCo relating to any Tax Contest with respect to a Section 2.03(c) Return shall be borne by (i) SpinCo, to the extent such costs and expenses are attributable (as reasonably determined by Parent) to Taxes for which SpinCo is or would be responsible or (ii) Parent, to the extent such costs and expenses are attributable (as reasonably determined by Parent) to Taxes for which Parent is or would be responsible.

(b)    Parent Federal Consolidated Income Tax Return. In the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f).

(c)    Parent State Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent State Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f).

(d)    Parent Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent Foreign Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f).

(e)    Joint Returns. In the case of any Tax Contest with respect to any Joint Return (other than any Parent Federal Consolidated Income Tax Return, any Parent State Combined Income Tax Return or any Parent Foreign Combined Income Tax Return), Parent shall have exclusive control over the Tax Contest (including exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f)), unless Parent provides SpinCo with written notice that SpinCo shall be the Controlling Party with respect to such Tax Contest (in which case, SpinCo shall also have exclusive authority with respect to any settlement of any related Tax liability, subject to Section 9.02(f)).

(f)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the Companies in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence with or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting to any Tax Authority or judicial authority any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement in respect of such adjustment, except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party under this Agreement.

(g)    Power of Attorney. Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 9. Each member of the Parent Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document reasonably requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Party) described in this Section 9.

Section 10.    Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof or on such other date (on or prior to the Distribution Date) as Parent may determine, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among Parent and/or any of its Subsidiaries, on the one hand, and SpinCo and/or any of its Subsidiaries, on the other hand, shall be terminated, and (ii) amounts due under such agreements as of the termination date shall be settled. Upon such termination and settlement, no further payments by or to Parent or its Subsidiaries, on the one hand, or by or to SpinCo or its Subsidiaries, on the other hand, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Subsidiaries shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement.

Section 11.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12.    Treatment of Payments; Tax Gross Up.

Section 12.01    Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as otherwise agreed between the Companies or as otherwise required by applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat:

(a)    any indemnity payments made by a Company under this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability,

(b)    any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment; and

(c)    any Tax Benefit payments made by a Company under Section 6 or 7.06, as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 12.02    Tax Gross Up. If there is an adjustment to the Tax liability of a Company (including, for the avoidance of doubt, under Section 361(b) of the Code) as a result of its receipt of a payment pursuant to this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement, such payment shall be appropriately increased so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive. For purposes of this Section 12.02, the amount of any Income Taxes payable with respect to the receipt of a payment pursuant to this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement shall be calculated by assuming that the recipient or the Group of which it is a member, as applicable, (I) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) has no Tax Attributes in any relevant taxable year.

Section 12.03    Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 13.    Disagreements.

Section 13.01    Interaction with Article VII of the Separation and Distribution Agreement. In the event of any dispute between any member of the Parent Group and any member of the SpinCo Group as to any matter covered by this Agreement, the Companies shall agree as to whether such dispute shall be governed by the procedures set forth in Section 13.02 of this Agreement or in Article VII of the Separation and Distribution Agreement. If the Companies cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement.

Section 13.02    Dispute Resolution. With respect to any dispute governed by this Section 13.02, the Companies shall appoint a nationally recognized “Big Four” independent public accounting firm (other than the then current auditing firm of Parent or SpinCo) (the “Accounting Firm”) to resolve such dispute. The Companies shall cooperate in good faith in jointly selecting the Accounting Firm. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Parent and SpinCo and their respective Representatives, and not by independent review, shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Company only. The Companies shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the relevant Payment Date, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Companies. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. To the extent not inconsistent with this Agreement, the Accounting Firm shall resolve all disputes in a manner consistent with the Past Practices of Parent and the other members of the Parent Group, except as otherwise required by applicable Law. The Companies shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Company. Notwithstanding the foregoing provisions of this Section 13, a Company may seek preliminary provisional or injunctive judicial relief with respect to any dispute under this Agreement without first complying with the procedures set forth in this Section 13 (or Article VII of the Separation and Distribution Agreement or the analogous provisions of any Ancillary Agreement) if such action is reasonably necessary to avoid irreparable damage.

Section 14.    Late Payments. Any amount owed by one Company to another Company under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percentage points, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 and the interest rate provided under such other provision.

Section 15.    Expenses. Except as otherwise provided in this Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16.    General Provisions.

Section 16.01    Addresses and Notices. Each Company giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the Company to be notified, at the address set forth below or another address of which the sending Company has been notified in accordance with this Section 16.01: (a) personal delivery; (b) commercial overnight courier with a reasonable method of confirming delivery; (c) pre-paid, United States of America certified or registered mail, return receipt requested; or (d) by electronic mail (“e-mail”) so long as confirmation of receipt of such e-mail is requested and received. Notice to a Company is effective for purposes of this Agreement only if given as provided in this Section 16.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Parent, to:

Zimmer Biomet Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580
Attention: Vice President, Global Tax
General Counsel
E-mail: michael.wall@zimmerbiomet.com
legal.americas@zimmerbiomet.com

with copies (which shall not constitute notice), to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention: David H. Dreier, Esq.
Morton A. Pierce, Esq.
Michelle B. Rutta, Esq.
Robert Chung, Esq.
E-mail: ddreier@whitecase.com
morton.pierce@whitecase.com
michelle.rutta@whitecase.com
robert.chung@whitecase.com

White & Case LLP
609 Main Street, Suite 2900
Houston, Texas 77002
Attention: Chad S. McCormick, Esq.
E-mail: chad.mccormick@whitecase.com

If to SpinCo, to:

ZimVie Inc.
10225 Westmoor Dr.,
Westminster, Colorado 80021
Attention: Heather Kidwell,
Senior Vice President, Chief Legal and
Compliance Officer and
Corporate Secretary
E-mail: heather.kidwell@zimmerbiomet.com

with copies (which shall not constitute notice), to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention: David H. Dreier, Esq.
Morton A. Pierce, Esq.
Michelle B. Rutta, Esq.
Robert Chung, Esq.
E-mail: ddreier@whitecase.com
morton.pierce@whitecase.com
michelle.rutta@whitecase.com
robert.chung@whitecase.com

White & Case LLP
609 Main Street, Suite 2900
Houston, Texas 77002
Attention: Chad S. McCormick, Esq.
E-mail: chad.mccormick@whitecase.com

A Company may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Company.

Section 16.02    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Companies and their successors and assigns. None of the Companies may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company.

Section 16.03    Waiver. The Companies may waive a provision of this Agreement only by a writing signed by the Company intended to be bound by the waiver. A Company is not prevented from enforcing any right, remedy or condition in the Company’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Company specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Company’s rights and remedies in this Agreement is not intended to be exclusive, and a Company’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 16.04    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each Company remain valid, binding and enforceable.

Section 16.05    Authority. Each of the Companies represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 16.06    Further Action. The Companies shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Company and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Company in accordance with Section 9.

Section 16.07    Integration. This Agreement, together with any exhibits and schedules appended hereto, constitutes the final agreement between the Companies, and is the complete and exclusive statement of the Companies’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the Companies with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any conflict or inconsistency between this Agreement and the Separation and Distribution Agreement, any Ancillary Agreement, or any other agreements relating to the Transactions, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 16.08    Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Company. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement. This Agreement shall be deemed to be the joint work product of the Companies and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 16.09    No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Company has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Company shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.10    Counterparts. The Companies may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Company that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Company to the other Company. The signatures of the Companies need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending Company’s signature is as effective as signing and delivering the counterpart in person.

Section 16.11    Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and any exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 16.12    Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Companies irrevocably (and the Companies will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 16.13    Amendment. The Companies may amend this Agreement only by a written agreement signed by each Company to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 16.14    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Companies (including but not limited to any successor of Parent or SpinCo succeeding to the Tax attributes thereof under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 16.15    Injunctions. The Companies acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Companies shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

“Parent” Zimmer Biomet Holdings, Inc. By: Name: Bryan Hanson Title: President and Chief Executive Officer	“SpinCo” ZimVie Inc. By: Name: Vafa Jamali Title: President and Chief Executive Officer

[Signature Page to Tax Matters Agreement]